Exhibit 99.7

PRIMORIS SERVICES CORPORATION

SEPTEMBER 30, 2009

AND DECEMBER 31, 2008

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Primoris Services Corporation

Index to Unaudited Pro Forma Condensed Combined Financial Statements

Page

Unaudited Pro Forma Condensed Combined Financial Statements:
Introduction to Unaudited Pro Forma Condensed Combined Financial Statements	1
Pro Forma Condensed Combined Balance Sheet as of September 30, 2009 (Unaudited)	2
Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2009 (Unaudited)	3
Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2008 (Unaudited)	4
Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)	5-7

PRIMORIS SERVICES CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On December 18, 2009, Primoris Services Corporation, a Delaware corporation (the “Company” or “Primoris”), completed the acquisition (the “Acquisition”) of James Construction Group, L.L.C., a Florida limited liability company (“JCG”).  Following the closing of the acquisition, JCG became a wholly-owned subsidiary of Primoris.

Primoris acquired 100% ownership of JCG for approximately $125 million in initial acquisition consideration at closing, paid in a combination of $7 million in cash, shares of our Series A Non-Voting Contingent Convertible Preferred Stock (the “Series A Preferred Stock”) valued at $64.5 million and a $53.5 million promissory note.  In addition, if JCG attains certain specified financial goals for the fiscal year ending December 31, 2010, Primoris will pay the former members of JCG $10 million earnout consideration, payable in shares (the “Earnout Shares”) of our common stock, par value $0.0001.  As a result, and assuming that the earnout consideration is earned, the total consideration paid to the members of JCG pursuant to the purchase agreement would be approximately $135 million.

The following unaudited pro forma condensed combined consolidated financial statements are based on the historical financial statements of Primoris and JCG after giving effect to the agreement for our acquisition of JCG, and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements, as prescribed by the Securities and Exchange Commission guidelines.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2009 is presented as if the acquisition of JCG had occurred on September 30, 2009.  The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2009, and the year ended December 31, 2008, are presented as if the JCG acquisition had occurred on January 1, 2008 with recurring acquisition-related adjustments reflected in each of these periods.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial data to give effect to pro forma events that are, based upon available information and certain assumptions, (i) directly attributable to the transaction, (ii) factually supportable and reasonable under the circumstances, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results.

The transaction will be accounted for under the acquisition method of accounting in accordance with the Financial Accounting Standard Board (“FASB”), Accounting Standard Codification or ASC 805-10 topic for “Business Combinations” (formerly referred to as FASB Statement of Financial Accounting Standards No. 141R).  Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates and assumptions.  These preliminary estimates and assumptions could change significantly during the purchase price measurement period as we finalize the valuations of the net tangible assets and intangible assets.  Any change could result in material variances between our future financial results and the amounts presented in these unaudited condensed combined financial statements, including variances in fair values recorded, as well as expenses associated with these items.

The following unaudited pro forma condensed combined financial statements are prepared for illustrative purposes only and are not necessarily indicative of or intended to represent the results that would have been achieved had the transaction been consummated as of the dates indicated or that may be achieved in the future.  The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies, associated cost savings or additional costs that we may achieve with respect to the combined companies.

The unaudited pro forma condensed combined financial statements should be read in conjunction with Primoris’ historical consolidated financial statements and accompanying notes included in its Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, the historical financial statements of JCG for the year ended December 31, 2008 (Exhibit 99.2 to this Form 8-K/A), the historical unaudited financial statements of JCG as of and for the nine months ended September 30, 2009 (Exhibit 99.5 to this Form 8-K/A), and other information pertaining to Primoris and JCG contained in this Form 8-K/A.

Primoris Services Corporation

Pro Forma Condensed Combined Balance Sheet

As of September 30, 2009

(Unaudited)

(Amounts In Thousands)

	(Note A) Primoris reported at 9/30/09	(Note A) JCG reported at 9/30/09	Pro Forma Adjustments	Notes	Proforma Combined
Current assets:
Cash and cash equivalents	$85,362	62,627	(44,882)	C, D, K	$103,107
Restricted cash	6,536	—			6,536
Accounts receivable	81,810	55,359			137,169
Costs and estimated earnings in excess of billings	22,369	3,905			26,274
Inventory	2,454	19,271			21,725
Deferred tax assets	6,182	—			6,182
Prepaid expenses and other current assets	1,802	2,408			4,210
Total current assets	206,515	143,570	(44,882)		305,203

Property and equipment, net	31,830	41,406	18,972	G	92,208
Other assets	24	28			52
Investment in non-consolidated entities	2,773				2,773
Investment in subsidiary	—	166			166
Goodwill	2,842	—	54,443	B, C, F, G, H	57,285
Intangible assets			39,000	H	39,000
Total assets	$243,984	$185,170	$67,533		$496,687

Current liabilities:
Accounts Payable	$39,609	27,861			$67,470
Billings in excess of costs and estimated earnings	73,037	59,201			132,238
Accrued expenses and other current liabilities	25,128	23,778	3,846	E	52,752
Deferred compensation payable	—	2,882	(2,882)	K	—
Distributions and dividends payable	812	—			812
Current portion of long-term debt and capital leases	6,310	3,361	12,666	C, D	22,337
Total current liabilities	144,896	117,083	13,630		275,609

Long-term debt and capital leases, net of current portion	22,478	7,746			30,224
Deferred tax liabilities	1,434	—			1,434
Long-term purchase note payable	—	—	42,800	C	42,800
Contingent consideration - earnout liability	—	—	8,190	B	8,190
Total liabilities	168,808	124,829	64,620		358,257

Stockholders equity:
Common Stock	3	—			3
Member equity and retained earnings - James	—	60,341	(60,341)	D, E, F	—
Additional paid-in capital - Primoris	34,796		64,500	B	99,296
Retained earnings - Primoris	40,165	—	(1,246)	E	38,919
Accumulated other comprehensive income	212				212
Total stockholder’s equity	75,176	60,341	2,913		138,430
Total liabilities and stockholders’ equity	$243,984	$185,170	$67,533		$496,687

PRIMORIS SERVICES CORPORATION

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the nine months ended September 30, 2009

(Unaudited)

(Amounts in thousands, except per share amounts)

	(Note A) Primoris	(Note A) JCG	Pro Forma Adjustment	Notes	Pro Forma Combined
Notes:

Revenues	$367,129	$285,457			$652,586
Cost of revenues	312,402	255,378	5,179	G, H	572,959

Gross Profit	54,727	30,079	(5,179)		79,627

Selling, general and administrative expenses	23,425	11,153	1,300	H, K	35,878
Operating income	31,302	18,926	(6,479)		43,749

Income from non-consolidated entities	5,342	—			5,342
Foreign exchange gain (loss)	33	—			33
Other income (expense), net	—	551			551
Gain on sale of property and equipment	—	1,490	(1,490)	K	—
Interest income (expense), net	(902)	—	(2,151)	C	(3,053)
Total other income (expense)	4,473	2,041	(3,641)		2,873

Income before income taxes	35,775	20,967	(10,120)		46,622

Provision for income taxes	(13,608)	—	(4,317)	I	(17,925)

Net income (loss)	$22,167	$20,967	$(14,437)		$28,697

Earnings per share
Basic	$0.70			M	$0.72
Diluted	$0.67			M	$0.69

Weighted average shares outstanding
Basic	31,699		8,185	M	39,884
Diluted	33,128		8,185	M	41,313

PRIMORIS SERVICES CORPORATION

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2008

(Unaudited)

Amounts in thousands, except per share amounts

	(Note A) Primoris	(Note A) JCG	Pro Forma Adjustment	Notes	Pro Forma Combined

Revenues	$609,072	$410,645			$1,019,717
Cost of revenues	538,629	364,146	6,905	G, H	909,680

Gross Profit	70,443	46,499	(6,905)		110,037

Selling, general and administrative expenses	31,522	13,361	2,660	H, K	47,543
Merger related stock expense	4,050				4,050
Operating income	34,871	33,138	(9,565)		58,444

Income from non-consolidated entities	6,065	—			6,065
Foreign exchange gain (loss)	855	—			855
Other income (expense), net	—	622			622
Gain on sale of property and equipment	—	1,060	(1,060)	K	—
Goodwill impairment		(1,913)			(1,913)
Interest income (expense), net	(531)	(61)	(2,653)	C	(3,245)
Total other income (expense)	6,389	(292)	(3,713)		2,384

Income before income taxes	41,260	32,846	(13,278)		60,828

Provision for income taxes - pro forma	(16,421)	—	(7,788)	I, J	(24,209)

Net income (loss) - pro forma	$24,839	$32,846	$(21,066)		$36,619

Earnings per share - pro forma
Basic	$0.95			M	$1.06
Diluted	$0.88			M	$1.01

Weighted average shares outstanding
Basic	26,258	—	8,185	M	34,443
Diluted	28,156	—	8,185	M	36,341

Primoris Services Corporation

Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)

(Amounts in Thousands)

The unaudited pro forma condensed combined balance sheet as of September 30, 2009 is presented as if the acquisition of JCG had occurred on September 30, 2009.  The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2009, and the year ended December 31, 2008, are presented as if the JCG acquisition had occurred on January 1, 2008 with recurring acquisition-related adjustments reflected in each of the periods.  The pro forma adjustments to the unaudited pro forma condensed combined financial statements give effect to events that are directly attributable to the transaction and factually supportable.

The allocation of the preliminary purchase price based on the fair value of the acquired assets less liabilities assumed as of December 18, 2009, the date of the acquisition, is as follows:

Cash	35,899
Accounts receivable, net	52,187
Cost and earnings in excess of billings	727
Inventory	18,506
Prepaid expenses	1,738
Property, plant and equipment	60,381
Investment in non-consolidated joint ventures	300
Investment in subsidiary	167
Other assets	28
Goodwill	52,711
Intangible assets	39,000
Accounts payable	(26,321)
Billing in excess of costs and earnings	(63,911)
Accrued expenses	(25,669)
Current portion of long term debt	(5,327)
Contingent Consideration — earnout liability	(8,190)
Long term debt	(7,226)
Total	133,190

(A)                            The columns for both Primoris and JCG represent the financial statements of each entity, as reported for the period shown.  However, as described in Note (J) below, during the year 2008, Primoris was taxed for seven months as an S-Corporation and five months as a C-Corporation.  For the Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2008, the Primoris Provision for Income Taxes represents pro forma taxes as if the earnings were taxed the entire year at the Primoris corporate statutory rate of 39.8%.

(B)                               On December 18, 2009, Primoris issued 81,852.78 shares of the Series A Non-Voting Contingent Convertible Preferred Stock (“Preferred Stock”).  Subject to approval of our stockholders, each share of the Preferred Stock is convertible into 100 shares of our common stock.  Under the purchase agreement, the value of the issued Preferred Stock was to equal $64.5 million, calculated at $7.88 per share.

In addition to the Preferred Stock, the Company provided for additional consideration in the form of an earnout.  If JCG’s EBITDA, as defined in the Purchase Agreement, for the year ending December 31, 2010 is greater than $35 million, a number of unregistered common shares equal to $10 million will be issued, subject to certain limitations.  The number of shares for this earnout is to be calculated based on the average closing price of our common stock, as reported on NASDAQ, for the 20 business days prior to December 31, 2010.  The $10 million amount is reflected as a liability on the Pro Forma Condensed Combined Balance Sheet as required under generally accepted accounting principles and has been adjusted to reflect the time value of money and a contingent probability factor, resulting in a liability for $8,190.

(C)                              On December 18, 2009, we paid the sellers $7 million in cash and executed a promissory note payable to the sellers for $53.5 million.  The promissory note is due and payable on December 15, 2014 and bears an annual rate of interest of 5% interest for months 1 through 9, 7% for months 10 through eighteen and 8% for months nineteen until the maturity date.  The principal is to be paid ratably over the 60 months of the promissory note, plus interest.  There is no prepayment penalty.  The current portion of the note at closing was $10.7 million.

Interest expense for the note is approximately $2.15 million for the nine months ended September 30, 2009 and approximately $2.65 million for the year ended December 31, 2008.

(D)                             Prior to the closing of the Acquisition, JCG made a cash distribution of $35 million to the sellers.  Additionally, to satisfy certain tax obligations of the sellers, JCG issued the sellers an interest-free promissory note dated December 18, 2009 for $1.9 million, which was paid in January 2010.

(E)                               JCG incurred certain costs, including legal, accounting and tax consulting expenses relating to the sale of the business to Primoris, and $2.6 million in estimated costs were accrued prior to closing.

Additionally, Primoris acquisition related costs, consisting of legal, accounting, tax consulting and due diligence costs, are estimated at $1.25 million.

(F)                               Reflects the elimination of JCG’s equity and represents the book value of net assets acquired by Primoris.

(G)                              The transaction will be accounted for under the acquisition method of accounting in accordance with the Financial Accounting Standard Board (“FASB”), Accounting Standard Codification or ASC 805-10 topic for “Business Combinations” (formerly referred to as FASB Statement of Financial Accounting Standards No. 141R).  Accordingly, the JCG assets and liabilities are measured at fair value at the date of the acquisition.  Primoris engaged a third party valuation specialist to perform a fair value assessment for fixed assets on the date of the acquisition and increased the book value for the fixed assets, primarily machinery and equipment.

The resulting adjustment to depreciation expense is approximately $2.8 million for the nine months ended September 30, 2009 and approximately $3.8 million for the year ended December 31, 2008 and are charged to Cost of Revenues.

(H)                             To determine the estimated fair value of intangibles acquired, Primoris engaged a third party valuation specialist to perform an independent valuation.  The valuation is preliminary and subject to change.  Based on the preliminary assessment, the acquired intangible asset categories, fair value and average amortization periods are as follows:

	Amortization	Fair
	Period	Value (thousands)

Tradename	10 years	$16,650
Non-compete agreements	5 years	$5,200
Customer relationships	10 years	$10,150
Backlog	2.25 years	$7,000

Additional amortization expense resulting from the increase in fair value of acquired intangible assets is approximately $5.123 million for the nine months ended September 30, 2009 (with $2.333 million charged to Cost of Revenues and $2.790 million charged to Selling, General and Administrative Expenses) and $6.831 million for the year ended December 31, 2008 (with $3.111 million charged to Cost of Revenues and $3.72 million charged to Selling, General and Administrative Expenses).

(I)                                  The tax effect of both the Income Before Income Taxes for JCG and the pro forma adjustments for the Acquisition is calculated using the Primoris corporate statutory rate of 39.8% for the periods presented.

(J)                                 For the period prior to August 1, 2008, Primoris had elected federal taxation in accordance with Subchapter S (“S-Corporation”) of the Internal Revenue Code (“IRC”).  Similarly, for the period up through the closing of the Acquisition, JCG was taxed as an S-Corporation.  For an S-Corporation, no federal income tax liability is generally recorded on the corporation books.

On August 1, 2008, Primoris became subject to Subchapter C of the IRC.  In order to improve its financial comparability between years, Primoris included pro forma net income data in its 2008 SEC Form 10-K.  This pro forma calculation uses a statutory tax rate of 39.8 percent through the entire fiscal year 2008 to present pro forma net income and pro forma earnings per share information.  The same pro forma calculation was performed in this Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2008.

(K)                             This adjustment reclassifies the JCG presentation for “gain on sale of property, plant and equipment” to Selling, General and Administrative in accordance with Primoris practice.

(L)                               Prior to the closing of the acquisition, JCG paid the amount for deferred compensation.

(M)                          The adjustment to EPS reflects the 81,852.78 shares of preferred stock as if they were converted into common stock, at a conversion rate of 100 common shares per share of preferred stock, in order to reflect the additional dilution.